Limited Power of Attorney for Section 16 Reporting Obligations.


            I, David Lopez, hereby appoint PlayAGS, Inc. (the "Company") to assist me in the preparation and filing of Section 16 reports, and execute the below Power of Attorney for this purpose.
            I am the Chief Executive Officer, President, and Director of the Company and, until further written notice, I hereby individually authorize the Chief Legal Officer of the Company, with full power of substitution to each, to sign on my behalf any Form 3, Form 4, Form 5, Form 144 or related form that I have filed or may file hereafter in connection with my direct or indirect beneficial ownership of securities of the Company, manage any EDGAR access codes and to take any other action of any type whatsoever in connection with the foregoing that in his or her opinion may be for the benefit of, in the best interest of, or legally required by me.
            I acknowledge that each foregoing attorney-in-fact, in serving in such capacity at my request, is not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
            This Power of Attorney is effective as of the date executed and revokes all prior Powers of Attorney relating to reporting under Section 16 of the Securities Exchange Act of 1934 of the Company's securities and the matters outlined above and shall remain in full force and effect until I am no longer required to file Forms 3, 4 and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to each foregoing attorney-in-fact or in a subsequently filed instrument.



            IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this Power of Attorney to be executed as of this 19th day of September, 2023.


	By: /s/ David Lopez
           	Name: David Lopez